EXHIBIT 99.1

HealthWarehouse.com Acquires Online Division of Hocks Pharmacy

Acquisition should add approximately $4.8 million in annual revenue

CINCINNATI, February 15, 2011 — HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWA), a leading retail mail-order pharmacy, today announced that it has consummated two separate transactions to acquire all the online assets of Hock Pharmacy, an online reseller of over-the-counter medications, diabetics supplies, and medical equipment, and merge with a newly formed subsidiary of Hocks Pharmacy.

“The combination will bring together two companies committed to providing great customer service and affordable prices on medications to the consumer,” said Lalit Dhadphale, President & CEO of HealthWarehouse.com.

“HealthWarehouse.com shares our commitment to the customer,” said Dominic Bartone, Founder & President of Hocks Pharmacy. “We are excited to be part of a company that will help us serve an even larger audience by providing affordable prescriptions which our customers have been asking for and continue delivering great service as we have for more than 13 years.”

Following the acquisition, the business will continue to operate under the Hocks.com name until transitioning to HealthWarehouse.com when the time is appropriate.  With this acquisition HealthWarehouse.com’s customer base will nearly double to 160,000 customers.

About HealthWarehouse.com

HealthWarehouse.com, Inc. (OTC Bulletin Board: HEWA) is a trusted, VIPPS accredited retail mail-order pharmacy based in Cincinnati, Ohio.  HealthWarehouse.com offers 300 prescription drugs for $3.50 with 100% FREE shipping and is a 2009 & 2010 winner of the BizRate Circle Of Excellence Award for outstanding customer satisfaction and service. With a mission to provide affordable healthcare to every American by eliminating inefficiencies in the drug distribution chain, HealthWarehouse.com has become one of the fastest growing online pharmacies in the United States. HealthWarehouse.com is licensed in 49 states and only sells drugs which are FDA-approved and legal for sale in the United States.  Visit HealthWarehouse online at http://www.HealthWarehouse.com.

100 Commerce Blvd • Cincinnati, OH 45140
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com

EXHIBIT 99.1

About Hocks.com

Hocks.com is the privately owned division of Hocks Pharmacy Inc. based in Vandalia, Ohio.  Founded in 1948, Hocks Pharmacy opened the Hocks.com online division in 1997. Hocks.com has established itself as a premier seller of over-the-counter remedies, diabetic supplies, medical equipment at competitive prices. Hocks.com sells to all 50 states plus the Virgin Islands and Puerto Rico. Visit Hocks.com online at http://www.hocks.com

100 Commerce Blvd • Cincinnati, OH 45140
Tel: (866) 885-0508 • Fax: (866) 821-3784 • www.HealthWarehouse.com